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                                                                       EXHIBIT 4
                           CONFIDENTIALITY AGREEMENT

This confidentiality agreement ("Agreement") is entered into between Angeles Mortgage Investment Trust ("AMIT") and Insignia Financial Group, Inc. ("IFG"), on behalf of itself and Affiliates of IFG (as hereinafter defined), (collectively "Insignia") effective December 3, 1996.

AMIT understands that Insignia is interested in evaluating AMIT in connection with a potential investment, acquisition, business combination or similar transaction involving AMIT (an "Extraordinary Transaction"). AMIT may after the effective date of this Agreement provide Insignia with information concerning the operations and business of AMIT. Insignia understands that such information may be confidential and proprietary to AMIT and AMIT and Insignia agree that any information provided prior to the effective date of this Agreement is not governed by the terms of this Agreement. Information provided to Insignia after the effective date of this Agreement shall be considered "Evaluation Information" only if it is in writing and provided to Andrew L. Farkas, James A. Aston or Frank M. Garrison ("Authorized Persons") and one of the Authorized Persons agrees in writing that such information is Evaluation Information for purposes of this Agreement. By signing this Agreement and returning it to AMIT, Insignia agrees to maintain the confidentiality of the Evaluation Information in the manner required by the terms of
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this Agreement.  Notwithstanding the foregoing, Evaluation Information shall not include information which is or becomes available to the public other than as a result of disclosure in breach of this Agreement or information which is or becomes available to Insignia from a source (other than AMIT or its agents) who is not known by Insignia to be a party to a confidentiality agreement with AMIT prohibiting disclosure of such information. Affiliate for purposes hereof shall mean and be limited to "affiliates" as defined in Rule 405 under the Securities Act of 1933 provided that a shareholder of IFG, other than Andrew L. Farkas, shall not be considered an Affiliate of IFG for purposes hereof unless such shareholder is otherwise an Affiliate of IFG or has agreed with IFG or an Affiliate of IFG, as of the effective date hereof or during the Standstill Period (as hereinafter defined), to act together for the purpose of acquiring, holding, voting or disposing of shares of AMIT.

By executing this Agreement, Insignia acknowledges that the Evaluation Information is valuable confidential property of AMIT and AMIT and Insignia agree as follows:

a) Subject to the terms hereof and for a period of 3 years from the date hereof Insignia will use the Evaluation Information solely for the purpose of evaluating AMIT in connection with an Extraordinary Transaction and, subject to the terms hereof, will not disclose the Evaluation Information to any person for any other private or commercial purpose;





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b)       Subject to the terms hereof, Insignia will take all appropriate measures to safeguard the confidentiality of the Evaluation Information and to discuss it only with those employees and outside advisors or financing sources to whom disclosure is reasonably required for Insignia's analysis of AMIT in connection with an Extraordinary Transaction;

c) Prior to showing the Evaluation Information, or discussing it with any of the individuals in (b) above, Insignia will advise such individuals of the confidentiality of the Evaluation Information and will require that such individuals agree to maintain the confidentiality of the Evaluation Information subject to the terms hereof. If Insignia elects to show the Evaluation Information to professional advisors, including, without limitation, independent accountants or investment bankers, it will require such advisors (other than its attorneys) to agree in writing to maintain the confidentiality of the Evaluation Information in accordance with the terms hereof;

d) Upon written request from AMIT, Insignia will return all of the Evaluation Information to AMIT and keep no copies other than one copy for archival purposes;

e) Insignia will not purchase any of AMIT's shares without prior written approval of AMIT at any time for the period (the "Standstill Period") commencing the date hereof and





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         ending at 6:00 A.M. Los Angeles Time, on the 14th day following the date Insignia gives AMIT written notice that Insignia elects to terminate the Standstill Period. In determining the number of days pursuant to this paragraph (e), the day on which notice is given shall be included.

f) That AMIT might be irreparably harmed by violation of this Agreement, and that the use of the Evaluation Information by another party could enable such a party to compete unfairly with AMIT. Accordingly, AMIT shall be entitled to injunctive relief and to enforcement by specific performance of this Agreement, in addition to any other relief to which either may be entitled at law and in equity;

g) Subject to the terms of this Agreement, that neither this Agreement nor the disclosure to Insignia of the Evaluation Information shall confer upon Insignia any license to or any other right, title or interest in, or ownership of, any portion of the Evaluation Information;

h) That AMIT and its representatives make no representation or warranty to the accuracy or completeness of the Evaluation Information and, to the extent permitted by law, that neither AMIT nor any of its representatives shall have any liability to Insignia as a result of their participation in the evaluation of any Evaluation Information. Only those particular representations or warranties which may be made





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         in a definitive agreement when, and if executed, and subject to such limitations and restrictions as may be specified therein, shall have any legal effect and only the parties to such definitive agreement shall have any rights with respect thereto;

i) Notwithstanding the terms hereof, nothing herein shall (A) restrict Insignia in any way from taking any action or exercising any rights which it may have as a shareholder of AMIT (with respect to shares of AMIT acquired other than in violation of paragraph (e) of this Agreement) and using any of the Evaluation Information in connection therewith, including, without limitation, voting any such shares of AMIT or signing a written consent in connection therewith (provided that nothing herein shall restrict applicable federal and state securities laws) or (B) constitute an acknowledgement of AMIT that Insignia has any such rights or (C) restrict AMIT from challenging, on any basis other than the terms of this Agreement, any action taken by Insignia as a shareholder of AMIT (except with respect to shares acquired in violation of paragraph (e) of this Agreement), or otherwise restrict AMIT from taking any action against Insignia.

j) Notwithstanding the provisions hereof, Insignia may disclose Evaluation Information to the extent required by law.





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k)       Any notice to AMIT under this Agreement shall be deemed given when it is sent and shall be sent by facsimile or private courier warranting same or next day delivery addressed as follows:

                 Ronald J. Consiglio
                 Angeles Mortgage Investment Trust
                 340 N. Westlake Blvd.
                 Suite 230
                 Westlake Village, CA   91362
                 Fax No.: (805) 449-1336

                                  and

                 Jean Morris, Esq.
                 Greenberg Glusker Fields Claman
                          & Machtinger LLP
                 1900 Avenue of the Stars
                 Suite 2100
                 Los Angeles, CA 90067
                 Fax No.: (310) 553-0687

l) This Agreement shall be binding upon Insignia and AMIT, their successors and assigns and shall be governed by and construed in accordance with the law of the State of California. This Agreement contains the entire agreement of the parties with respect to the subject matter and may only be amended in a writing signed by the parties. Any provision of this Agreement may only be waived in a writing signed by the party to be charged with such waiver.

Dated December 11, 1996                Insignia Financial Group, Inc.
                                       (for itself and its Affiliates


                                       /s/ FRANK M. GARRISON
                                       ---------------------------------
                                       Frank M. Garrison
                                       Its:  Executive Managing Director





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Dated December 11, 1996                Angeles Mortgage Investment Trust


                                       /s/ RONALD J. CONSIGLIO
                                       ---------------------------------
                                       Ronald J. Consiglio
                                       Its:  President





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